Exhibit 99.B(d)(5)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

And

BofA Advisors, LLC (f/k/a Columbia Management Advisors, LLC)

Dated March 17, 2003, as amended, July 1, 2003, December 9, 2004, January 1, 2010 and

May 10, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	BofA Advisors, LLC

By:	By:

/s/ William T. Lawrence	/s/ Michael J. Pelzar

Name:	Name:

William T. Lawrence	Michael J. Pelzar

Title:	Title:

Vice President	President